Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lighting Science Group Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-172461 and 333-172466) on Form
S-8 of Lighting Science Group Corporation of our report dated April 1, 2013, with respect to the consolidated balance sheet of Lighting Science Group Corporation as of December 31, 2012 and 2011 and the related consolidated statement of operations and comprehensive loss, stockholders’ equity (deficit), cash flows for the years ended December 31, 2012 and 2011, which report appears in the December 31, 2012 annual report on Form 10-K of Lighting Science Group Corporation.

/s/ KPMG LLP

Orlando, Florida

April 1, 2013

Certified Public Accountants